Exhibit 99.1

KindlyMD Announces Second Quarter 2024 Financial Results and Provides Shareholder Update

Company provides nearly 80% statewide comprehensive insurance coverage in Utah under contract with providers such as Medicare, Select Health, Medicaid, and Blue Cross Blue Shield

Reimbursement from insurance payors increased 163.7% sequentially and is expected to increase as a percentage of total revenue going forward Reimbursements from insurance payors totaled $126,325 in first half of 2024 as compared to $0 during the first half of 2023

SALT LAKE CITY, UT / ACCESSWIRE / August 14, 2024 / KindlyMD, Inc. (NASDAQ:KDLY) (NASDAQ:KDLY) (“KindlyMD” or the “Company”), a patient-first healthcare and healthcare data company uniquely integrating traditional primary care and pain management strategies with integrated behavioral and alternative therapies, today announced its financial results for the second quarter ended June 30, 2024 and is providing a shareholder update.

Tim Pickett, PA-C, KindlyMD Founder and CEO, stated, “During the second quarter we successfully closed on our IPO for gross proceeds of approximately $6 million. While from a total revenue perspective during the quarter we did not yet yield the return on investment from the additional working capital we received, we are very pleased with the 163.7% sequential growth in reimbursement from insurance payors. As Utah’s first alternative medical treatment company to contract under the state’s top insurance payors, we are laser focused on growing this segment of our revenue stream. We are now proud to provide nearly 80% of statewide comprehensive insurance coverage to the Utah community, through top providers including Medicare, Select Health, Medicaid, and Blue Cross Blue Shield, according to the 2023 Utah Health Insurance Market Report. We are working to continue this growth trend, particularly as we invest in the acquisition of new patients to our facilities.”

“Our team is also focused on aggressive growth via accretive acquisitions of clinics in Utah to expand our footprint. As a leader in the market, we see significant opportunity to potentially acquire profitable locations and integrate onto our platform driving operational synergies and margin expansion. The market is highly fragmented, and our potential pipeline remains robust. We look forward to updating our shareholders on our progress in the near future.”

Operational Highlights:

Completed IPO in June 2024 for net proceeds of $6.02 million

Achieved nearly 80% statewide comprehensive insurance coverage in Utah according to the 2023 Utah Health Insurance Market Report

Became Utah’s first alternative medical treatment company to contract under the state’s top insurance payors, which now include Medicare, Select Health and Medicaid and Blue Cross Blue Shield

Collaborated with Curaleaf to expand patient education on medical cannabis care in Utah with community care events held at multiple Curaleaf Utah medical cannabis pharmacies

Successfully registered on SAM.gov, the official U.S. federal funding platform

Subsequent Events:

Submitted a comment to the U.S. Department of Justice, following its recent proposed rule to reclassify cannabis from Schedule I to Schedule III of the Controlled Substances Act

Financial Highlights for the Quarterly Period Ended June 30, 2024

The Company earned $91,553 in reimbursements from insurance payors during the three months ending June 30, 2024, an increase of 163.7% over the $34,722 earned for the three months ending March 31, 2024. The Company earned $126,325 in reimbursements from insurance payors during the six months ended June 30, 2024, as compared to $0 during the three and six months ended June 30, 2023.

Revenues decreased by $340,481, or 34.8%, to $639,057 for the three months ended June 30, 2024, from $979,538 for the three months ended June 30, 2023. The decrease in revenues is primarily attributed to a decrease in cash-pay patient care services as KindlyMD continues to shift toward insurance billing with commercial and governmental payers including Medicare, Medicaid, Select Health, Blue Cross Blue Shield, and other commercial payers compared to the prior period.

Operating expenses increased by $95,423, or 6.0%, to $1,676,250 for the three months ended June 30, 2024, from $1,580,827 for the three months ended June 30, 2023. The increase in operating expenses is primarily attributable to an increase in general and administrative expenses, salaries and wages, and cost of revenues.

Net loss per share decreased by $0.13, or 100.0%, to $(0.26) for the three months ended June 30, 2024, compared to $(0.13) for the three months ended June 30, 2023. KindlyMD management strives to look for opportunities to optimize revenue by increasing sales, acquiring additional clinics, improving margins, and controlling ongoing operating expenses.

As of June 30, 2024, the Company had cash and cash equivalents of $4.74 million and total working capital of $4.11 million.

In June 2024, KindlyMD completed its IPO for total net proceeds of $6.02 million, providing adequate liquidity and cash reserves to meet its obligations for at least the 12-month period following June 30, 2024, and to assist the Company in implementing its strategic operational business plans to create sustained cash flow generation thereafter.

As of August 9, 2024, the Company had 5,947,169 common shares outstanding.

About KindlyMD

KindlyMD™ is a patient-first healthcare and healthcare data company uniquely integrating traditional primary care and pain management strategies with integrated behavioral and alternative therapies to offer patients comprehensive care and reduce the addiction and dependency of opioid use in the U.S. KindlyMD currently operates four centers, including the largest alternative pain treatment center in Utah. With a focus on holistic pain management through its specialty outpatient clinical services, including, where appropriate, the recommendation of medical cannabis by KindlyMD healthcare providers, KindlyMD is providing better patient health outcomes.

For more information, please visit www.kindlymd.com.

Forward-Looking Statements

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements can be identified by the use of words such as “should,” “may,” “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” and “proposes.” These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” in KindlyMD, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022. KindlyMD, Inc. does not undertake any duty to update any forward-looking statements except as may be required by law. The information which appears on our websites and our social media platforms, including, but not limited to, Instagram and Facebook, is not part of this press release.

Investor Relations Contact:

Valter Pinto, Managing Director

KCSA Strategic Communications

(212) 896-1254

KindlyMD@KCSA.com